Exhibit 10.4

[●], 2021

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1704

Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”), by and among FTAC Athena Acquisition Corp., a Cayman Islands exempted company (the “Company”), and certain equityholders of Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (“Pico”), identified on the signature pages hereto, who are intended to become stockholders of the Company (the “Stockholders”), is being delivered concurrently with the execution of that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”), by and between the Company and Pico. Pursuant to the Combination Agreement, each holder of an outstanding Class A common unit of Pico (the “Pico Units”) shall have the right to exchange (“Exchange Rights”) such Pico Unit for cash (if elected by the Company as the managing member of Pico) and/or one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). In this Letter Agreement, the Pico Units and the shares of Common Stock to be held by the Stockholders (including any shares of Common Stock issuable to the Stockholders pursuant to the Stockholders’ exercise of the Exchange Rights) are collectively referred to as the “Shares”; provided that any shares of Common Stock purchased by the Stockholders as part of the PIPE Investment shall not be deemed Shares for purposes of this Letter Agreement.

For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires (i) pursuant to and in accordance with paragraph 2 below and (ii) by the exercise or conversion of any security exercisable or convertible for shares of Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Combination Agreement.

Each undersigned Stockholder and, where applicable, the Company, hereby agrees as follows:

1. Subject to paragraph 2 below, from the date hereof until the earlier to occur of (a) the Anniversary Date (as defined below) or (b) the consummation of a Change of Control Transaction (as defined below) (the “Lock-Up Period”), such Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Shares (a “Transfer”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii) (any of the foregoing actions in clauses (i)-(iii), the “Transfer Restrictions”). For purposes of this paragraph 1: “Anniversary Date” shall mean (a) the date that is 180 days from the Closing Date, with respect to the number of Shares held by the applicable Stockholder immediately following the Closing, in an amount equal to five times the number of the shares of Common Stock purchased by such Stockholder as part of the PIPE Investment (the “PIPE Investment Shares”), and (b) with respect to the remaining number of Shares held by the applicable Stockholder, if any, the date that is 365 days from the Closing Date; and “Change of Control Transaction” shall mean a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. As an example, for the sake of clarity, if a Stockholder owns one hundred (100) Shares immediately following the Closing, excluding any PIPE Investment Shares, and such Stockholder purchases ten (10) PIPE Investment Shares, the number of shares subject to the 180 day lock-up period shall be 50 Shares, calculated by multiplying the amount of PIPE Investment Shares purchased by the Stockholder by 5. The 10 PIPE Investment Shares purchased by the Stockholder would not be subject to this Letter Agreement, and the Stockholder’s remaining 50 Shares would be subject to the 365 day lock-up period.

2. Notwithstanding the provisions contained in paragraph 1 hereof, such Stockholder may transfer Shares (a) to the Company’s officers and directors or their controlled “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) or to any partner, member, investment fund or other entity controlled or managed by or under common management or control with such Stockholder or officers, directors or affiliates of such Stockholder, (b) by bona fide gift, (c) to an immediate family member (as defined below), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member or a charitable organization, or for the indirect benefit of such Stockholder or an immediate family member of such Stockholder, (d) by will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (e) by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement, (f) if such Stockholder is an entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate of such Stockholder, or by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (g) acquired through transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedules 13D, 13D/A, 13G or 13G/A) during the Lock-Up Period, (h) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Stockholder, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement, (i) to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements, (j) pursuant to any contractual arrangement in effect at the Closing Date that provides for the repurchase by the Company or forfeiture of such Stockholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of such Stockholder’s service to the Company, (k) pursuant to the entry by such Stockholder, at any time after the Closing Date, of any trading plan providing for the sale of Common Stock by such Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or (l) via a private sale to another Stockholder or another Stockholder’s affiliate; provided, however, that, in the case of clauses (a) through (f) and (l), to the extent not already bound, these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. Such Stockholder hereby consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Stockholder’s Shares except in compliance with the foregoing restrictions.

3. Subject to the limitations described herein, such Stockholder shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

4. During the Lock-Up Period, all dividends and distributions payable in cash with respect to such Stockholder’s Shares shall be paid, as applicable, to such Stockholder, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to such Stockholder’s Shares shall become subject to the Transfer Restrictions under this Letter Agreement until the end of the Lock-up Period.

5. Such Stockholder represents and warrants, severally and not jointly with any other Stockholder, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto. This Letter Agreement may not be waived as to any particular provision, except by a written instrument executed by the party against whom any such waiver is sought.

7. No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8. This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

9. Each party acknowledges and agrees that monetary damages may not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that each party shall be entitled to seek specific performance of this Letter Agreement or shall otherwise be entitled to seek a temporary or permanent injunction or restraining order in respect of the enforcement of the terms of this Letter Agreement.

10. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. This Letter Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the Company and the Stockholders or (iii) the expiration of the Lock-up Period. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

12. Notwithstanding anything contained in this Letter Agreement to the contrary, nothing contained in this Letter Agreement shall restrict the undersigned from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of business of the undersigned that do not involve the Shares.

[Signature page follows]

Very truly yours,

FTAC ATHENA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]

By:
Name:
Title:

[Signature Page to Lock-up Letter Agreement]

[Signature Page to Lock-up Letter Agreement]